UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2007

(Exact name of Registrant as specified in its charter)

Nevada	0-24806	62-1378182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road Chattanooga, TN	37421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 510-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On June 20, 2007, U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), entered into an Employment and Noncompetition Agreement (the "Agreement"), with Michael S. Walters, Chief Executive Officer of Arnold Transportation Services, Inc., a Pennsylvania corporation ("Arnold"), one of the subsidiaries of the Company.

Under the Agreement, Mr. Walters will report directly to the Chief Executive Officer of the Company and receive a salary at an annual rate of $345,000, effective April 1, 2007.  Mr. Walters' salary is subject to increase at the discretion of the Board of Directors of the Company (the "Board") as provided in the Agreement.  In addition to receiving a salary, Mr. Walters is eligible for certain bonus payments as provided in the Agreement.

Arnold may terminate Mr. Walters' employment for Cause (as defined in the Agreement) immediately upon written notice to Mr. Walters.  Arnold may terminate Mr. Walters' employment without Cause at any time upon giving Mr. Walters 10 days' written notice.  Termination of Mr. Walters' employment will have the effect set forth in the Agreement.

Pursuant to the Agreement, Mr. Walters is subject to provisions prohibiting his solicitation of Arnold's employees and customers or competition with Arnold for a period of time, as described in the Agreement.  The Agreement also prohibits Mr. Walters from disclosing Confidential Information (as defined in the Agreement).

The above summary of the material terms of the Agreement is qualified by reference to the complete text of the Agreement filed herewith as Exhibit 10 and is incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

10	Employment Agreement, dated June 20, 2007, by and between Arnold Transportation Services, Inc., a subsidiary of U.S. Xpress Enterprises, Inc., and Michael S. Walters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. XPRESS ENTERPRISES, INC.

Date: June 21, 2007	By:	/s/ Ray M. Harlin
Ray M. Harlin Chief Financial Officer

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
99.1	Employment Agreement, dated June 20, 2007, by and between Arnold Transportation Services, Inc., a subsidiary of U.S. Xpress Enterprises, Inc., and Michael S. Walters.